Exhibit 5.1

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES
April 28, 2022 Apple Inc. One Apple Park Way Cupertino, California 95014	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-195509) and Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No. 333-165214)

To the addressee set forth above:

We have acted as special counsel to Apple Inc., a California corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-195509) and Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No. 333-165214) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2022 (together, the “Post-Effective Amendments”) relating to shares of common stock, par value $0.00001 per share (the “Shares”), issuable under the Apple Inc. 2022 Employee Stock Plan (the “2022 Plan”) that were previously issuable under the Apple Inc. 2014 Employee Stock Plan.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Post-Effective Amendments or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the California Corporations Code, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser, and have been issued by

April 28, 2022

the Company against payment therefor in the circumstances contemplated by and pursuant to the 2022 Plan, and assuming in each case that the individual issuances, grants or awards under the 2022 Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2022 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with any applicable notice requirements regarding uncertificated shares provided in the California Corporations Code.

This opinion is for your benefit in connection with the Post-Effective Amendments and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Post Effective Amendments. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP